UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007 (May 7, 2007)

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 598-0030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The description of the First Amendment to Amended and Restated Credit Agreement, as set forth in Item 2.03 of this Current Report on Form 8-K, is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On May 7, 2007, GateHouse Media Holdco, Inc. (“Holdco”), GateHouse Media Operating, Inc. (“Operating”), and certain of their subsidiaries, all of which are direct or indirect wholly owned subsidiaries of GateHouse Media, Inc. (the “Company”), entered into an amendment (the “First Amendment”) to that certain existing $960.0 million amended and restated credit agreement, dated February 27, 2007 (the “Amended and Restated Credit Agreement”), with the several lenders from time to time parties thereto, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc. as joint lead arrangers, Goldman Sachs Credit Partners, L.P., as syndication agent, and Morgan Stanley Senior Funding, Inc. and BMO Capital Markets Financing, Inc., as co-documentation agents, and Wachovia Bank, National Association, as administrative agent.

The First Amendment provides an incremental term loan facility in the amount of $275.0 million and increases the size of the Amended and Restated Credit Agreement, including the incremental term loan facility, the existing term loan facility and the existing revolving credit facility, to $1.235 billion. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of Operating, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s Investors Services, Inc. and Standard and Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., are at least B1 and B+ respectively, in each case with stable outlook or (ii) 2.25%, otherwise, or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. The proceeds of the incremental term loan facility were used to fund a portion of the purchase price for the recently-completed acquisition of four daily newspapers from Gannett Co., Inc. by the Company.

The First Amendment also modified the interest rates applicable to the existing term loan facility. Loans thereunder now accrue interest at a rate per annum equal to, at the option of Operating, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%.

The First Amendment is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Reference is made to the First Amendment for a detailed description of the provisions summarized above and the above summary is qualified in its entirety by the full text of the First Amendment.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wachovia Bank, National Association, as Administrative Agent.*

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

/s/ Michael Reed
Michael Reed
Chief Executive Officer

Date: May 11, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wachovia Bank, National Association, as Administrative Agent.*

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.